Exhibit 3.16

Office of the Minnesota Secretary of State
Minnesota Business Corporation/Articles of Incorporation
Minnesota Statutes, Chapter 302A

The individual(s) listed below who is (are each) 18 years of age or older, hereby adopt(s) the following Articles of Incorporation:

ARTICLE 1 - CORPORATE NAME:
Calspan ASE Portugal, Inc.

ARTICLE 2 - REGISTERED OFFICE AND AGENT(S), IF ANY AT THAT OFFICE:
Name    Address:
358 East Fillmore Avenue St. Paul MN 55107 USA

ARTICLE 3 - MAXIMUM SHARES THE CORPORATION MAY ISSUE: 1

ARTICLE 4 - INCORPORATOR(S):
Name:    Address:
Adam Lynch    Calspan Corporation 4455 Genesee Street Buffalo NY 14225
DURATION: PERPETUAL

If you submit an attachment, it will be incorporated into this document. If the attachment conflicts with the information specifically set forth in this document, this document supersedes the data referenced in the attachment.

By typing my name, I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota
Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section
609.48 as if I had signed this document under oath.

SIGNED BY: Adam Lynch

MAILING ADDRESS: 4455 Genesee Street Buffalo NY 14225

EMAIL FOR OFFICIAL NOTICES: adam.lynch@calspan.com

Work Item 1230996400029
Original File Number 1230996400029

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE
FILED
04/16/2021 11:59 PM
Steve Simon
Secretary of State